Exhibit 99.1

Allegheny Technologies Unveils 2004 Cost Reduction Plan, Comments on Fourth Quarter 2003 Special Charges and 2004 Outlook

    PITTSBURGH--(BUSINESS WIRE)--Dec. 19, 2003--Allegheny Technologies Incorporated (NYSE:ATI) announced that it has set a target of $104 million of additional cost reductions in 2004. As part of its cost reduction efforts, ATI is taking action to reduce fixed costs and streamline operations. Therefore, the Company expects to record pre-tax special charges in the fourth quarter 2003, which are substantially all non-cash. These charges include $65 to $75 million relating primarily to salaried workforce reductions and asset impairments. In addition, the Company expects to record a non-cash accounting special charge of between $100 and $130 million for the establishment of a valuation allowance for a portion of its net deferred tax assets.
    Also, during the fourth quarter 2003, ATI expects LIFO accounting to negatively impact earnings by between $12 and $15 million pre-tax, or $0.09 to $0.12 per share after-tax, compared to the third quarter 2003. This negative non-cash impact to earnings results from the effect of rapidly rising raw materials costs on ATI's LIFO accounting methodology.

    2004 Outlook

    "We expect to achieve our 2003 cost reduction target of $115 million and have established an initial goal to reduce costs by another $104 million in 2004," said Pat Hassey, ATI's President and Chief Executive Officer. "We also anticipate ending 2003 with improved liquidity as compared to both 2002 and 2001 year-end results.
    "Our goal is to continue to reduce costs, improve productivity and streamline our businesses in order to lower operating breakeven points throughout ATI. We are accelerating implementation of the ATI Business System, which leads to simplification of manufacturing process flowpaths, and taking actions to reduce fixed costs.
    "Several key economic indicators which could favorably impact business conditions in 2004 are moving in a positive direction. As a result of better market conditions, pricing for many of our products is expected to increase beginning in the first quarter of 2004. We believe that these improving conditions combined with the ATI Business System implementation and our aggressive cost reductions and good liquidity leave ATI well-positioned for better operating earnings in 2004."

    Fourth Quarter 2003 Special Charges

    ATI expects to record pre-tax special charges of approximately
$65 to $75 million, or $0.50 to $0.57 per share after tax, in the fourth quarter 2003. These charges are substantially all non-cash and are primarily the result of actions taken to reduce fixed costs and streamline operations. The actions are expected to provide annual cost savings of approximately $23 million beginning in the first quarter of 2004. These pre-tax charges are:

    -- Approximately $10 million from previously announced salaried workforce reductions totaling 276 employees, or approximately 10% of total salaried employees, across ATI's operations and the corporate headquarters. These reductions were implemented in November 2003. The reduction in corporate staff gives ATI the opportunity to reduce leased office space, resulting in additional future cost savings.

    -- Charges of between $50 and $60 million for impairment of certain assets in the Flat-Rolled Products segment. The majority of these charges relate to Allegheny Ludlum's remaining assets located in Houston, PA and its Washington Flat Roll coil facility located in Washington, PA. This does not impact current operations at these facilities.

    -- A charge of approximately $5 million related to closed company environmental matters.

    Deferred Tax Assets Valuation Allowance

    ATI also expects to record a non-cash accounting special charge in the fourth quarter 2003 to establish a valuation allowance for a portion of the Company's net deferred tax assets. The net deferred tax assets at December 31, 2003, are projected at between $190 and $210 million after the impact of the fourth quarter 2003 special charges and before taking the valuation allowance into account. A significant portion of these net deferred tax assets relate to the Company's postretirement employee benefit obligations.
    "At the end of 2003, we will not have any Federal tax loss carryforwards or tax credits that are scheduled to expire unutilized," said Rich Harshman, ATI's Executive Vice President, Finance and Chief Financial Officer. "Before 2003 we had realized, through Federal income tax refunds, all prior years' Federal income tax net operating losses. In addition, as disclosed in our third quarter 2003 Form 10-Q, a significant portion of our deferred tax assets do not expire for a number of years while others have indefinite lives.
    "However, our current evaluation, as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", indicates that a valuation allowance of between $100 and $130 million of our net deferred tax assets will likely be required at December 31, 2003, because of ATI's recent history of losses. This accounting charge will result in additional non-cash tax expense in the fourth quarter of 2003 in the amount of the valuation allowance.
    "This charge does not affect ATI's liquidity or our ability to utilize and realize the deferred tax assets in the future. It also does not reflect our long-term outlook for our business. In addition, the charge may be reversed in a future period based on consideration of all available evidence as prescribed in SFAS 109."
    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
    Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2002. The Company has nearly 8,800 employees worldwide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we provide commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004